Exhibit 10.1

9 July 2009

Virgin Mobile USA, L.P.

10 Independence Boulevard

Warren, New Jersey 07059

United States of America

Dear Sirs:

Re: Amendment Letter to Amended and Restated Trademark License Agreement For Mobile Internet Access

We refer to the Amended and Restated Trademark License Agreement entered into between Virgin Enterprises Limited (“VEL”) and Virgin Mobile USA, L.P. (formerly Virgin Mobile USA, LLC) (“Virgin Mobile”) dated 16 October 2007 (the “Trade Mark Licence”).

(A)	Pursuant to Clause 3.1 of the Trade Mark Licence, VEL has granted Virgin Mobile the exclusive right to use the Marks in the form of the Names in relation to Mobile Voice and Data Services and a range of related goods and services in the Territory for the Term.

(B)	Clause 3.1(i) of the Trade Mark Licence provides that Virgin Mobile may provide Customers with Internet Access via a Handset using Mobile Voice and Data Services solely for the purpose of providing the Content Services.

(C)	Further, Clause 3.5.7 of the Trade Mark Licence provides that Virgin Mobile shall not have the right to use the Marks in relation to the provision of Internet Access other than via the Handsets.

(D)	Virgin Mobile has recently requested permission to provide mobile Internet Access services via dongles, data cards or other wireless networking adaptors. Having given due consideration to Virgin Mobile’s request, VEL hereby agrees to extend the rights set out in the Trade Mark Licence as set out in this amendment letter (the “Amendment Letter”).

(E)	By entering into this Amendment Letter, both parties hereby confirm that they wish to amend the Trade Mark Licence to reflect the terms of this Amendment Letter, save that any changes or amendments made in this Amendment Letter are not designed or intended to limit or restrict the rights already granted in the Trade Mark Licence.

1.	Rights

1.1

In consideration of the royalty payments referred to in Clause 1.3 below and the mutual benefits enjoyed by VEL and Virgin Mobile, VEL hereby grants to Virgin Mobile the exclusive right to use the names Virgin Mobile, Virgin Mobile USA

(collectively, the “Virgin Mobile Names”) (but not the Virgin Name or the Virgin Signature alone) and/or Virgin Mobile Broadband2Go (but not the Virgin Name or the Virgin Signature alone) in relation to the provision of mobile (not fixed-line) Internet Access services via dongles, data cards or other wireless networking adaptors (“Network Devices”) which are designed primarily for use with laptop computers, desktop computers, and other portable computing or communications devices other than Handsets, (collectively the “Services”) in the Territory for the Term.

1.2	Virgin Mobile shall ensure that the Services are specifically targeted at non-corporate customers and potential non-corporate customers within the Territory.

1.3	Virgin Mobile shall pay to VEL a quarterly royalty commencing from the date of first use of the Services of the greater of:

(a)	0.25% of Services Gross Sales (which shall be equal to the total amount received by Virgin Mobile in connection with the carrying on of the Services); or

(b)	US$12,500 per calendar quarter.

For the avoidance of doubt, the royalties payable to VEL in relation to the use of the Services shall not count toward the annual cap of US$4 million referred to in Clause 4.1 of the Trade Mark Licence.

In the event that Virgin Mobile ceases to provide the Services within one (1) year from and including the date of first use of the Services, Virgin Mobile will pay to VEL the sum of US$50,000 within thirty (30) days of the cessation of such use.

1.4	Clauses 3.1 and 4.1 of the Trade Mark Licence shall be so modified as to incorporate the terms of this Amendment Letter.

1.5	The definition of Names in the Trade Mark Licence shall be so modified as to incorporate the name Virgin Mobile Broadband2Go.

1.6	Where Virgin Mobile uses the name Virgin Mobile Broadband2Go in a stylised form, it shall do so substantially in the form of the logo set out in the Appendix below.

1.7	For the avoidance of doubt, VEL shall continue to retain the rights set out in Clause 3.4(e) of the Trade Mark Licence to use or license another person to use the Virgin Name or Virgin Signature or any translation or transliteration thereof (but not the Virgin Mobile Names or the name Virgin Mobile Broadband2Go) in the Territory in relation to the offering of Internet Access services, including but not limited to Internet Access services that may be utilized through a mobile handset or other portable, non-portable or wireless device, fixed line or residential Internet Access or wi-fi services.

2.	General

2.1	Capitalised words and phrases not defined in this Amendment Letter shall have the same meaning as under the Trade Mark Licence.

2.2	This Amendment Letter is effective as of June 5, 2009.

2.3	This Amendment Letter constitutes an amendment of the Trade Mark Licence under and in accordance with the terms of Clause 14.2 of the Trade Mark Licence. All other terms of the Trade Mark Licence shall remain unchanged and shall apply in respect of the rights granted under this Amendment Letter.

2.4	The activities licensed pursuant to this Amendment Letter shall be deemed to be “Licensed Activities” pursuant to the Trade Mark Licence.

2.5	For the avoidance of doubt, this Amendment Letter shall terminate automatically upon the termination of the Trade Mark Licence.

2.6	This Amendment Letter shall be governed by and construed in accordance with English law. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the Courts of the state of Delaware and the courts of the United States of America for the District of Delaware, and appellate courts of any such courts.

Please confirm Virgin Mobile’s acceptance of the terms of this Amendment Letter by signing where indicated below.

/s/ Gordon McCallum
for and on behalf of
Virgin Enterprises Limited

/s/ Peter Lurie
for and on behalf of
Virgin Mobile USA, L.P.

APPENDIX

VIRGIN MOBILE BROADBAND2GO LOGO